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                 TRI-COUNTY FINANCIAL CORPORATION LETTERHEAD
                           2007 FIRST QUARTER REPORT

Dear Shareholder:


I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the three months ended March 31, 2007. Net income increased by $36,482 or 3.75% compared to the three months ended March 31, 2006 and diluted earnings per share were $0.36 compared to $0.35 for the three months ended March 31, 2006. Total assets increased to $583,448,213 up $7,952,199 or 1.4%, from December 31, 2006.

The modest increase in net income for the three months of 2007 resulted from an increase in net interest income over the comparable quarter. This was achieved despite the continued flat yield curve and overall slowdown of banking activity. The provision for loan loss was increased by $168,041 due to the gradual shift in the overall loan portfolio's commercial focus which carries a higher risk profile than one to four residential loans. Non-interest income increased over the comparable quarter by $72,975 or 15% as the Bank continues to develop additional sources of non-interest income to supplement its revenue stream. Non-interest expense increased by $130,595 or 4.2% over the comparable quarter. The increase reflects the overall impact of higher employee expense and general increases in the cost of operating the company in a tight resource market. Investment in premises and equipment increased by $1,137,883 or 17% due to the purchase of several parcels for expansion of facilities as well as maintaining the technological infrastructure necessary for our product complexity and growth strategies.

The retail growth of the Bank continues to be strong at a rate of 5.6% over the December 31, 2006 level. The Bank is focusing on attracting more transactional accounts that typically carry lower interest rates and produce more fee income than time deposits. Loan growth remained strong during the quarter with net loans at $436,331,951 up 3.3% for the quarter. With the overall national economy slowing, especially in residential sectors, it is anticipated that sustained growth will be more challenging going forward because of the level of competitive bidding for quality loan customers by large national lenders operating in our market. We believe the Bank's focus on relationship banking and its local decision making capability and flexibility of product offerings can fill a niche in the banking sector.

In conjunction with the increased investment in premises and equipment, the replacement of the Leonardtown retail facility has begun. The small building has been demolished and site work has commenced on the regional building and retail center that will be located on the existing site. The bids for the Lusby retail center have been released for pricing and that project is expected to be completed in the fourth quarter of 2007.

On behalf of your board and management, I look forward to continued success creating shareholder's franchise value. Your continued support is very important to our success.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board

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

TRI-COUNTY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                        (Unaudited)
------------------------------------------------------------------------------------------------
                                                            MARCH 31, 2007     DECEMBER 31, 2006
------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                     $  2,545,692         $  3,157,595
Interest-bearing deposits with banks                          11,453,211           14,260,560
Federal Funds sold                                               608,539              772,351
Investment securities available for sale                       9,129,840            9,301,676
Investment securities held to maturity                        95,180,384           97,804,849
FHLB and Federal Reserve Stock                                 5,400,900            6,100,400
Loans receivable, net                                        436,331,951          422,479,799
Premises and equipment, net                                    7,960,344            6,822,461
Foreclosed real estate                                           460,884              460,884
Accrued interest receivable                                    2,866,145            2,837,413
Investment in bank owned life insurance                        8,845,278            8,762,761
Other assets                                                   2,665,045            2,735,265
                                                            ------------         ------------
     TOTAL ASSETS                                           $583,448,213         $575,496,014
                                                            ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                                    $441,528,558         $418,013,402
Short-term borrowings                                            609,816            6,567,702
Long-term debt                                                86,035,980           96,045,936
Guaranteed preferred beneficial interest in
  Junior Subordinated Debentures                              12,000,000           12,000,000
Accrued expenses and other liabilities                         4,499,240            5,139,637
                                                            ------------         ------------
      TOTAL LIABLITIES                                      $544,673,594         $537,766,677
                                                            ------------         ------------

STOCKHOLDERS' EQUITY
Common Stock                                                $     26,470         $     26,423
Surplus                                                        9,538,076            9,499,946
Retained Earnings                                             29,349,523           28,353,792
Accumulated Other Comprehensive Income                           (42,448)             (53,822)
Unearned ESOP Shares                                             (97,002)             (97,002)
                                                            ------------         ------------
      TOTAL STOCKHOLDERS'EQUITY                             $ 38,774,619         $ 37,729,337
                                                            ------------         ------------
      TOTAL LIABLITIES AND STOCKHOLDERS' EQUITY             $583,448,213         $575,496,014
                                                            ============         ============



CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        (Unaudited)
                                                                THREE MONTHS ENDED MARCH 31,
--------------------------------------------------------------------------------------------
                                                                    2007             2006
--------------------------------------------------------------------------------------------
Interest Income                                                $ 9,524,192       $ 8,299,959
Interest Expense                                                 4,981,032         4,045,816
                                                               -----------       -----------
  Net Interest Income                                          $ 4,543,160       $ 4,254,143
Loan Loss Provision                                                256,526            86,485
                                                               -----------       -----------
  Net Interest Income After Loan Loss Provision                $ 4,286,634       $ 4,167,658
Non-Interest Income                                                550,693           477,718
Non-Interest Expense                                             3,261,150         3,130,555
                                                               -----------       -----------
  Income Before Income Tax Expense                             $ 1,576,177       $ 1,514,821
Income Tax Expense                                                 566,558           541,684
                                                               -----------       -----------
  Net Income                                                   $ 1,009,619       $   973,137
                                                               ===========       ===========



STOCK ACVITITY
-----------------------------------------------------------------
                                            Three Months Ended
                                          -----------------------
                                                  March 31,
                                            2007          2006
                                          -----------------------
EARNINGS PER SHARE:
Basic                                      $ 0.38       $ 0.37
Diluted                                    $ 0.36       $ 0.35

WEIGHTED-AVERAGE COMMON AND
COMMON EQUIVALENT SHARES
OUTSTANDING:
Basic                                   2,643,950    2,639,962
Diluted                                 2,829,778    2,811,823

Total Shares Outstanding
March 31, 2007                                       2,647,003

Book Value per Share at
March 31, 2007                                         $ 14.65

STOCK TRADE TRANSACTION INFORMATION
January 1, 2007 through March 31, 2007

Total Shares Traded                                     14,363

Share Price                         Average     High      Low
                                    $25.18     $27.00    $25.14

*Share and per share data have adjusted to reflect the three for two common stock split effected on November 30, 2006 as if it had occurred on January 1, 2006.

Transfer Agent:
   Bank of New York
   101 Barclay Street
   New York, New York  10286
   (800) 524-4458

Stock Transactions and Inquiries:
   Ms. Diane Deskins
   Shareholder Relations
   Community Bank of Tri-County
   P. O. Box 38
   Waldorf, Maryland  20604
   (240) 427-1053
   (301) 885-1453 Fax
   (888) 745-2265 Toll Free
   deskinsd@cbtc.com